EXHIBIT 99.1

CONTACT:

Richard G. Vincent

Vice President/CFO

Women First HealthCare, Inc.

858.509.3806

rvincent@womenfirst.com

Women First HealthCare Reports Third Quarter 2003 Results

•	Revenue Increased 80% From First Half of Year
•	Operating Expenses Decreased 36% from Nine Months Ended September 30, 2002
•	Pipeline Reduced ~ 37% from December 2002
•	Loss to Common Stockholders Decreased 61% from Second Quarter 2003

San Diego, CA, November 14, 2003 — Women First HealthCare, Inc. (Nasdaq: WFHC), a specialty pharmaceutical company, today announced third quarter 2003 results that showed marked improvement from results in the first half of 2003. The Company reported net revenues of $5.2 million in the third quarter of 2003 compared to $15.5 million in the third quarter of 2002 and $2.8 million for the first half of 2003. For the nine months ended September 30, 2003, the Company reported net revenues of $8.0 million versus $37.1 million in the 2002 period. The decreases from the year ago periods resulted from the adequacy of the Company’s products in the distribution channel in 2003 to meet prescription demand.

Operating expenses, consisting of marketing and sales expenses, general and administrative expenses and regulatory, research and development expenses, totaled $5.2 million for the third quarter of 2003 as compared to $8.1 million for the third quarter of 2002, a decrease of 36%. The decrease is primarily attributable to the Company’s restructuring announced in March 2003. For the nine months ended September 30, 2003, operating expenses were $22.8 million compared to $21.6 million for the nine months ended September 30, 2002. The increase is the result of continued expenses incurred in connection with the launch of Vaniqa® Cream and Synalgos®–DC painpak products in the first quarter of 2003, prior to the Company’s restructuring in March 2003, and additional spending for legal and auditing fees associated with the current year’s activities. The nine months ended September 30, 2003 includes a product rights impairment charge of $5.9 million and restructuring charges of $0.7 million. There were no similar charges during the nine months ended September 30, 2002.

The Company reported a net loss available to common stockholders, after giving effect to financing charges and preferred stock accretion, of $4.9 million or $0.19 per share for the third quarter 2003, as compared to net income available to common stockholders of $0.8 million or $0.04 per share for the third quarter 2002. For the six months ended June 30, 2003, the Company previously reported a net loss available to common stockholders of $34.1 million or $1.45 per share. For the nine months ended September 30, 2003, the Company reported a net loss available to common stockholders of $39.0 million or $1.57 per share, as compared to net income available to common stockholders of $1.1 million, or $0.05 per share for the nine months ended September 30, 2002.

Commenting on the results, Michael Sember, Women First’s president and COO, said, “In the third quarter we were able to resume sales to the distribution channel following our conscious decision in the first half of the year to reduce the amount of product held by our customers. We also did a good job of managing our expenses this quarter while continuing to support our marketing efforts and strengthen our infrastructure. Patience, determination and vigilance are vitally important in managing during these difficult times for our Company. None of these virtues are in short supply among our people.”

Chairman and CEO Edward F. Calesa commented, “Our challenge is to operate the business in compliance with our loan covenants while at the same time aligning the channel inventory with the demand for our products. We did this during the third quarter. Our future success is dependent on maintaining this balance and I have great faith in our people’s ability to do so.”

Women First HealthCare Reports Third Quarter 2003 Results

The Company’s cash position at September 30, 2003 was $2.9 million, down $6.2 million from $9.1 million at year-end 2002. Stockholders’ equity decreased to $10.0 million at September 30, 2003 from $45.9 million at December 31, 2002.

The Company has reached an agreement in principle to license Vaniqa® Cream sales and marketing rights for certain European and other territories to a multinational pharmaceutical company in exchange for upfront cash and other consideration. The Company is currently negotiating final terms and anticipates closing the deal soon subject to receiving required third party consents. Pursuant to the terms of the Company’s restructured debt agreements with its lenders, a portion of the proceeds received from the license will be used to redeem a portion of its outstanding senior convertible redeemable preferred stock at its current redemption price. The balance of the proceeds will be used for working capital purposes.

In October 2003, the Company reached an agreement in principle with a lender to modify the terms of a senior note payment due on November 28, 2003, such that 50% of the principal payment due in November, $1.6 million, is to be deferred until May 28, 2004. The Company will pay interest on the deferred balance at 12% in equal quarterly installments in February and May 2004.

As of September 30, 2003, the Company was in compliance with its loan covenants.

March 2003 Restructuring Plan – Implementation Update

The results the Company reported today are consistent with the strategy it outlined in March 2003 as follows:

•	The Company said it would forego pharmaceutical sales in the first half of 2003 to reduce the amount of product in the pipeline. It achieved an approximate 37% reduction in its pipeline from December 31, 2002.

•	The Company said it was restructuring its debt agreements with certain lenders. The Company previously announced it had concluded such restructuring and that an issuance of common stock raised $2.5 million. Mr. Calesa personally invested $1.0 million.

•	The Company announced that it would divest its non-strategic products. The Company is actively pursuing this strategy. If the Company is successful, it will be able to pay down debt and may increase working capital.

•	The Company said it would grow As We Change, its consumer catalog division, revenue. It has grown 24% to $7.1 million during the nine months ended September 30, 2003 over the nine months ended September 30, 2002.

•	The Company said it would build the Vaniqa franchise and is doing this with the recently announced new sales strategy, new studies on the use of laser and Vaniqa, and an international out-licensing strategy.

•	The Company said it would refocus and redirect the women’s health franchise. Prescriptions for Esclim are up 35% for the nine months ended September 30, 2003 over the nine months ended September 30, 2002. This is in addition to an increase in Esclim prescriptions of 109% in 2002 over 2001. In 2004, the Company expects to add O-Est® to its product offering.

Women First HealthCare Reports Third Quarter 2003 Results

Business Outlook

The Company suspended its fiscal year 2003 guidance in May 2003 and is not currently providing 2004 guidance.

About Women First HealthCare, Inc.

Women First HealthCare, Inc. (Nasdaq: WFHC) is a San Diego-based specialty pharmaceutical company. Founded in 1996, its mission is to help midlife women make informed choices regarding their health care and to provide pharmaceutical products—the Company’s primary emphasis—and lifestyle products to meet their needs. Women First HealthCare is specifically targeted to women age 40+ and their clinicians. Further information about Women First HealthCare can be found online at www.womenfirst.com, About Us and Investor Relations.

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and “would.” Such forward-looking statements are subject to various risks, and Women First HealthCare, Inc. cautions you that any forward-looking information is not a guarantee of future performance. Women First HealthCare, Inc. disclaims any intent or obligation to update these forward-looking statements. Actual results could differ materially due to a number of factors, including (i) if we overestimate demand for our products we could be required to writeoff inventories and/or increase our reserves, and if we underestimate demand we might not be able to fulfill orders for our products; (ii) if our assumptions about our cash generation and usage are incorrect, we may be forced to withhold payment to suppliers, debt holders and others and to file for bankruptcy protection, which could diminish completely the value of an investment in our common stock; (iii) we may not maintain compliance with the new covenant levels established with respect to the senior secured notes; (iv) we have incurred significant losses since we were founded in November 1996, and if midlife women do not use, and their clinicians do not recommend, the products we offer, we will experience losses in the future; (v) there is a limited market awareness of our Company and the products and services we offer; (vi) we may not be able to identify appropriate acquisition, licensing, or co-promotion candidates in the future or to take advantage of the opportunities we identify; (vii) we and our products face significant competition; (viii) our products may not achieve or maintain market acceptance for a variety of reasons, including as a result of recent research published by the National Cancer Institute and the National Institutes of Health concerning estrogen replenishment therapy and combination estrogen/progestin hormonal replenishment therapy in healthy menopausal women, respectively; (ix) if we do not successfully manage any growth we experience, we may experience increased expenses without corresponding revenue increases; (x) we are dependent on single sources of supply for all of the products we offer; (xi) reduced consumer confidence could adversely affect sales by our Consumer Business Division; (xii) our third party suppliers and licensors may terminate their agreements with us earlier than we expect, and as a result we may be unable to continue to market and sell the related pharmaceutical products on an exclusive basis or at all; (xiii) if we overestimate demand for our products, we may be required to write off inventories and/or increase our reserves in future periods, (xiv) we have incurred significant debt obligations which will require us to make debt service payments in the future; and (xv) additional factors set forth in the Company’s Securities and Exchange Commission filings including its Annual Report on Form 10-K for the period ended December 31, 2002 and its Form 10-Q for the periods ended March 31, 2003 and June 30, 2003.

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TABLES TO FOLLOW

WOMEN FIRST HEALTHCARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Net revenues	$5,152	$15,517	$8,007	$37,067
Cost of sales (including purchases from related party of $7, $27, $170, and $237, respectively)	2,994	4,769	11,893	10,781
Marketing and sales expenses	3,233	6,338	16,375	16,761
General and administrative expenses	1,725	1,588	5,815	4,435
Regulatory, research and development expenses	224	172	599	434
Restructuring charges	—	—	653	—
Impairment of product rights	—	—	5,899	—

Total costs and operating expenses	8,176	12,867	41,234	32,411

Income (loss) from operations	(3,024)	2,650	(33,227)	4,656
Interest and other income	14	51	58	160
Interest expense	(1,573)	(1,550)	(4,777)	(2,319)

Net income (loss)	(4,583)	1,151	(37,946)	2,497
Accretion of beneficial conversion feature related to convertible preferred stock	—	—	—	(1,024)
Accretion of stated value of convertible preferred stock	(362)	(325)	(1,049)	(344)

Net income (loss) available to common stockholders	$(4,945)	$826	$(38,995)	$1,129

Net income (loss) per share available to common stockholders (basic and fully diluted)	$(0.19)	$0.04	$(1.57)	$0.05

Weighted average shares used in computing net income (loss) per share:
Basic	26,508	22,941	24,805	22,818

Diluted	26,508	23,536	24,805	23,801

WOMEN FIRST HEALTHCARE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,915	$9,079
Accounts receivable, net	3,360	16,606
Inventory	2,621	3,703
Prepaid expenses, samples and other current assets	1,796	3,209

Total current assets	10,692	32,597
Property and equipment, net	725	864
Product rights, net	67,872	77,432
Intangible assets, net	2,788	2,813
Notes receivable from officers	450	450
Restricted cash	175	100
Debt issuance costs	1,238	1,503
Other assets	1,942	2,224

Total assets	$85,882	$117,983

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,064	$3,509
Payable to related party	—	772
Accrued salaries, payroll taxes and employee benefits	427	651
Other accrued liabilities	990	2,778
Liabilities to customers	5,736	746
Reserves for product returns, exchanges, rebates and chargebacks	5,729	2,926
Deferred revenue	1,283	4,204
Current portion of long-term debt	3,207	3,018

Total current liabilities	20,436	18,604
Long-term debt, excluding current portion	40,714	39,839
Senior convertible redeemable preferred stock	14,731	13,682
Stockholders’ equity:
Preferred stock	—	—
Common stock	25	22
Treasury stock	(100)	(100)
Additional paid-in capital	123,621	120,486
Accumulated deficit	(113,545)	(74,550)

Total stockholders’ equity	10,001	45,858

Total liabilities and stockholders’ equity	$85,882	$117,983